Exhibit 99.1

Rex Energy Reports Third Quarter Operational and Financial Results

•	Production of 194.3 MMcfe/d, a 15% increase year-over-year

•	Drilled all planned 2015 wells in the Moraine East Area

•	Placed Patterson 2H into sales, the company’s first dry gas Utica well in the Western Lawrence Utica

STATE COLLEGE, Pa., November 9, 2015 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) announced its third quarter 2015 operational and financial results.

Commenting on the quarter, Tom Stabley, Rex Energy’s President and CEO, said, “We have continued to improve our drilling operations by lowering costs and increasing work efficiencies. The average well cost for a 5,000 foot lateral in Butler is now down to $5.2 million. Our average drilling rate for the last eight wells was 595 feet per day, as compared to a rate of 402 feet per day for the first nine wells in 2015, an improvement of 48%. With the exceptional performance of our operations team combined with well performance, and the nature of our rock in Butler County, we have been able to increase our overall reserves profile. Cost containment and operational efficiencies are positioning us to weather the low commodity price environment.”

Third Quarter Financial Results

Operating revenue from continuing operations for the three and nine months ended September 30, 2015 was $37.6 million and $137.5 million, respectively, which represents a decrease of 49% and 40% from the same periods in 2014, respectively. Commodity revenues, including settlements from derivatives, were $52.6 million and $176.6 million for the three and nine months ended September 30, 2015, a decrease of 31% and 21% respectively from the comparable periods in 2014. Commodity revenues from oil and natural gas liquids (NGLs), including settlements from derivatives, represented 48% of total commodity revenues for the three months ended September 30, 2015.

Including the effects of cash settled basis hedges, the company’s basis differential for its Appalachian Basin assets averaged approximately ($0.82) off the average Henry Hub price of $2.77 for the three months ended September 30, 2015.

LOE from continuing operations was $30.6 million, or $1.71 per Mcfe for the quarter. For the nine months ended September 30, 2015, LOE was approximately $90.3 million, or $1.66 per Mcfe. Cash general and administrative (“G&A”) expenses from continuing operations, a non-GAAP measure, were $5.5 million for the third quarter of 2015, a 39% decrease on a per unit basis as compared to the same period in 2014. For the nine months ended September 30, 2015, cash G&A expenses from continuing operations were $18.7 million, a 43% decrease on per unit basis as compared to the same period in 2014.

The company incurred a non-cash impairment charge of approximately $139.8 million during the third quarter of 2015. The reduction in carrying value, which was primarily focused in the company’s Warrior North assets in Carroll County, Ohio and its conventional oil assets in the Illinois Basin, is attributable to the continued depression of current and estimated future commodity prices.

Net loss attributable to common shareholders for the three months ended September 30, 2015 was $97.1 million, or $1.80 per basic share. Net loss attributable to common shareholders for the nine months ended September 30, 2015 was $272.5 million, or $5.07 per basic share. Adjusted net loss, a non-GAAP measure, for the three months ended September 30, 2015 was $13.9 million, or $0.26 per share. Adjusted net loss for the nine months ended September 30, 2015 was $31.7 million, or $0.59 per share.

EBITDAX from continuing operations, a non-GAAP measure, was $16.4 million for the third quarter of 2015 and $68.2 million for the nine months ended September 30, 2015.

Reconciliations of adjusted net income (loss) to GAAP net income (loss) from continuing operations before income taxes, EBITDAX to GAAP net income (loss) and cash G&A to GAAP G&A for the three months and nine months ended September 30, 2015, as well as a discussion of the uses of each measure, are presented in the appendix of this release.

Production and Price Realizations

Third quarter 2015 production volumes were 194.3 MMcfe/d, an increase of 15% over the third quarter of 2014, consisting of 116.6 MMcf/d of natural gas and 12.9 Mboe/d of oil, condensate and NGLs (including 4.6 Mboe/d of ethane). Oil, condensate and NGLs (including ethane) accounted for 40% of net production for the third quarter of 2015.

Including the effects of cash-settled derivatives, realized prices for the three months ended September 30, 2015 were $50.03 per barrel for oil and condensate, $2.57 per Mcf for natural gas, $16.99 per barrel for NGLs (C3+) and $7.33 per barrel for ethane. Before the effects of hedging, realized prices for the three months ended September 30, 2015 were $40.01 per barrel for oil and condensate, $1.74 per Mcf for natural gas, $10.17 per barrel for NGLs (C3+) and $7.22 per barrel for ethane.

Including the effects of cash-settled derivatives, realized prices for the nine months ended September 30, 2015 were $52.92 per barrel for oil and condensate, $2.67 per Mcf for natural gas, $20.25 per barrel for NGLs (C3+) and $7.01 per barrel for ethane. Before the effects of hedging, realized prices for the nine months ended September 30, 2015 were $43.04 per barrel for oil and condensate, $1.99 per Mcf for natural gas, $15.83 per barrel for NGLs (C3+) and $6.82 per barrel for ethane.

Third Quarter 2015 Capital Investments

For the third quarter of 2015, the company made operational capital investments of approximately $37.1 million, of which $33.5 million was used to fund Marcellus and Ohio Utica operations and $3.6 million was used to fund conventional drilling, water flood enhancement and facility upgrades in the Illinois Basin. The Marcellus and Ohio Utica capital investment funded the drilling of 10.0 gross (6.9 net) wells, fracture stimulation of 11.0 gross (5.6 net) wells, placing nine gross (3.8 net) wells into sales and other projects related to drilling and completing wells in the Appalachian Basin.

Investments for leasing and property acquisition were $5.0 million and capitalized interest was $2.0 million for the third quarter of 2015.

Operational Update

Appalachian Basin – Butler Operated Area

In the Butler Operated Area, the company drilled 9.0 gross (5.9 net) wells in the third quarter of 2015, with 10.0 gross (4.6 net) wells fracture stimulated and eight gross (2.8 net) wells placed into sales. The company had 11.0 gross (7.3 net) wells drilled and awaiting completion as of September 30, 2015.

Appalachian Basin – Moraine East Area

In the Moraine East Area, the company has completed drilling the four-well Fleeger 2 pad. The four wells were drilled to an average lateral length of approximately 6,500 feet are expected to be completed in the fourth quarter of 2015 and placed into sales in late 2015 or early 2016, as the necessary infrastructure comes into service.

Appalachian Basin – Western Lawrence Utica

In the Western Lawrence Utica, the company has placed into sales the Patterson 2H well which was drilled to a lateral length of approximately 6,700 feet and completed in 45 stages with average sand concentrations of 2,365 pounds per foot. The well produced at a 24-hour sales rate of 11.4 MMcfe/d.

Liquidity Update

As of September 30, 2015, the company had approximately $3.2 million of cash and $69.0 million of its $350.0 million borrowing base outstanding under its senior secured credit facility. During the third quarter of 2015, the company completed the sale of Keystone Clearwater Solutions and received reimbursement for previous pipeline expenditures in Moraine East for combined net proceeds of $71.1 million.

Fourth Quarter and Full Year 2015 Guidance

Rex Energy is providing its guidance for the fourth quarter and maintaining its full year 2015 guidance ($ in millions). Fourth quarter production is expected to be down approximately 4% at the midpoint of guidance due to the Bluestone processing facility being shut down for six days during the quarter to allow for the commissioning of the Bluestone III processing facility and the shut-in of the six-well Grunder pad in order for the company to drill the Grunder North 6H from the existing pad. The cumulative effect of these two factors is expected to impact production by approximately 8.0 MMcfe/d. Adjusting for these two factors at the midpoint of the company’s guidance, estimated production during the quarter would be flat as compared to the third quarter of 2015.

In addition, the company is increasing its full year 2015 operational capital expenditure budget to approximately $160 million. The increase in the budget is due to the company’s decision to drill three additional wells and to add three wells to its completion schedule, both in the Butler Operated Area, to take advantage of increased operational efficiencies and accelerate the HBP program.

	4Q2015	Full Year 2015
Production	183.0 - 191.0 MMcfe/d	193.0 - 203.0 MMcfe/d
Lease Operating Expense	$30.0 - $33.0 million	—
Cash G&A	$6.3 - $7.3 million	—
Operational Capital Expenditures(1)(2)	—	$160 million

(1)	Land acquisition expense and capitalized interest are not included in the operational capital expenditures budget
(2)	Continuing operations only

Conference Call Information

Management will host a live conference call and webcast on Tuesday, November 10, 2015 at 10:00 a.m. Eastern to review third quarter 2015 financial results and operational highlights. The telephone number to access the conference call is (866) 437-1772.

About Rex Energy Corporation

Rex Energy, headquartered in State College, Pennsylvania, is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to the timing and nature of development plans; drilling and completion schedules; anticipated fracture stimulation activities; expected dates for availability and infrastructure and placement of wells into sales; and our financial guidance for fourth quarter and full year 2015 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may contain words such as “expected”, “expects”, “scheduled”, “planned”, “plans”, “anticipates” or similar words. These statements are based on management’s experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. However, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, both known and unknown, and we cannot assure that the company can or will meet the goals, expectations, and projections included in this release. Any number of factors could cause our actual results to be materially different from those expressed or implied in our forward looking statements, including (without limitation):

•	economic conditions in the United States and globally;

•	domestic and global demand for oil, NGLs and natural gas;

•	volatility in oil, NGL, and natural gas pricing;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	the adequacy and availability of capital resources, credit, and liquidity including, but not limited to, access to additional borrowing capacity;

•	new or changing government regulations, including those relating to environmental matters, permitting, or other aspects of our operations;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil and natural gas reserves;

•	our ability to increase oil and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill them, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisition;

•	the success of our business and financial strategies, and hedging strategies; and

•	uncertainties related to the legal and regulatory environment for our industry, and our own legal proceedings and their outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

*    *    *    *    *

For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except Share and Per Share Data)

	September 30, 2015 (Unaudited)	December 31, 2014
ASSETS
Current Assets
Cash and Cash Equivalents	$3,150	$17,978
Accounts Receivable	29,138	43,936
Taxes Receivable	19	504
Short-Term Derivative Instruments	29,194	29,265
Inventory, Prepaid Expenses and Other	2,169	3,403
Assets Held for Sale	—	34,257

Total Current Assets	63,670	129,343
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	1,202,256	1,079,039
Unevaluated Oil and Gas Properties	288,800	322,413
Other Property and Equipment	45,930	46,361
Wells and Facilities in Progress	125,153	127,655
Pipelines	14,275	15,657

Total Property and Equipment	1,676,414	1,591,125
Less: Accumulated Depreciation, Depletion and Amortization	(631,977)	(366,917)

Net Property and Equipment	1,044,437	1,224,208
Deferred Financing Costs and Other Assets - Net	16,271	17,070
Equity Method Investments	—	17,895
Long-Term Derivative Instruments	11,749	4,904
Long-Term Deferred Tax Asset	10,648	8,301

Total Assets	$1,146,775	$1,401,721

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$29,551	$53,340
Current Maturities of Long-Term Debt	668	1,176
Accrued Liabilities	51,964	59,478
Short-Term Derivative Instruments	763	421
Current Deferred Tax Liability	10,648	8,301
Liabilities Related to Assets Held for Sale	—	25,115

Total Current Liabilities	93,594	147,831
Long-Term Derivative Instruments	3,425	2,377
Senior Secured Line of Credit and Long-Term Debt	69,132	251
8.875% Senior Notes Due 2020	350,000	350,000
6.25% Senior Notes Due 2022	325,000	325,000
Premium on Senior Notes, Net	2,442	2,725
Other Deposits and Liabilities	3,372	4,018
Future Abandonment Cost	40,745	38,146

Total Liabilities	$887,710	$870,348

Stockholders’ Equity
Preferred Stock, $.001 par value per share, 100,000 shares authorized and 16,100 issued and outstanding on September 30, 2015 and December 31, 2014	$1	$1

Common Stock, $.001 par value per share, 100,000,000 shares authorized and 54,975,151 shares issued and outstanding on September 30, 2015 and 54,174,763 shares issued and outstanding on December 31, 2014	54	54
Additional Paid-In Capital	622,245	617,826
Accumulated Deficit	(363,235)	(90,749)

Rex Energy Stockholders’ Equity	259,065	527,132
Noncontrolling Interests	—	4,241

Total Stockholders’ Equity	259,065	531,373

Total Liabilities and Owners’ Equity	$1,146,775	$1,401,721

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in Thousands, Except per Share Data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
OPERATING REVENUE
Oil, Natural Gas and NGL Sales	$37,565	$73,448	$137,437	$227,650
Other Revenue	8	18	30	92

TOTAL OPERATING REVENUE	37,573	73,466	137,467	227,742
OPERATING EXPENSES
Production and Lease Operating Expense	30,616	27,674	90,310	69,338
General and Administrative Expense	5,376	9,288	23,507	27,179
(Gain) Loss on Disposal of Assets	(230)	174	(465)	468
Impairment Expense	139,810	—	264,677	41
Exploration Expense	807	1,462	2,242	4,890
Depreciation, Depletion, Amortization and Accretion	27,124	26,375	82,788	66,454
Other Operating Expense (Income)	183	(24)	5,304	3

TOTAL OPERATING EXPENSES	203,686	64,949	468,363	168,373
INCOME (LOSS) FROM OPERATIONS	(166,113)	8,517	(330,896)	59,369
OTHER EXPENSE
Interest Expense	(11,886)	(10,946)	(36,097)	(25,236)
Gain on Derivatives, Net	28,649	12,316	45,487	2,315
Other Income	20	3	119	20
Loss on Equity Method Investments	—	(202)	(411)	(610)

TOTAL OTHER INCOME (EXPENSE)	16,783	1,171	9,098	(23,511)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(149,330)	9,688	(321,798)	35,858
Income Tax (Expense) Benefit	20,037	(4,069)	20,653	(13,839)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(129,293)	5,619	(301,145)	22,019
Income From Discontinued Operations, Net of Income Taxes	34,617	970	38,149	3,963

NET INCOME (LOSS)	(94,676)	6,589	(262,996)	25,982
Net Income (Loss) Attributable to Noncontrolling Interests	(1)	895	2,245	3,340

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	(94,675)	5,694	(265,241)	22,642

Preferred Stock Dividends	2,415	—	7,245	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(97,090)	$5,694	(272,486)	$22,642

Earnings per common share:
Basic – Net Income (Loss) From Continuing Operations Attributable to Rex Energy Common Shareholders	$(2.44)	$0.11	$(5.74)	$0.41
Basic – Net Income From Discontinued Operations Attributable to Rex Energy Common Shareholders	0.64	0.00	0.67	0.01

Basic – Net Income (Loss) Attributable to Rex Energy Common Shareholders	$(1.80)	$0.11	$(5.07)	$0.42
Basic – Weighted Average Shares of Common Stock Outstanding	53,936	53,214	53,748	53,493
Diluted – Net Income (Loss) From Continuing Operations Attributable to Rex Energy Common Shareholders	$(2.44)	$0.10	$(5.74)	$0.40
Diluted – Net Income From Discontinued Operations Attributable to Rex Energy Common Shareholders	0.64	0.00	0.67	0.01

Diluted – Net Income (Loss) Attributable to Rex Energy Common Shareholders	$(1.80)	$0.10	$(5.07)	$0.41
Diluted – Weighted Average Shares of Common Stock Outstanding	53,936	57,991	53,748	55,254

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

UNAUDITED

	Three Months Ending		Nine Months Ending
	September 30,		September 30,
	2015	2014	2015	2014
Oil, Natural Gas, NGL and Ethane sales (in thousands):
Oil and condensate sales	$10,754	$27,547	$38,350	$75,407
Natural gas sales	18,684	24,883	68,057	97,381
Natural gas liquid sales (C3+)	5,069	19,136	24,872	52,895
Ethane sales	3,058	1,883	6,158	1,967
Cash-settled derivatives:
Crude oil	2,694	(194)	8,806	(1,622)
Natural gas	8,911	2,798	23,250	(1,544)
Natural gas liquids (C3+)	3,399	399	6,939	(1,044)
Ethane	47	—	172	—

Total oil, gas, NGL and Ethane sales including cash settled derivatives	$52,616	$76,452	$176,604	$223,440

Production during the period:
Oil and condensate (Bbls)	268,775	306,088	891,054	808,357
Natural gas (Mcf)	10,731,248	9,846,693	34,160,329	25,681,687
Natural gas liquids (C3+) (Bbls)	498,256	411,655	1,571,358	1,042,378
Ethane (Bbls)	423,478	242,557	903,086	256,505

Total (Mcfe)[1]	17,874,302	15,608,493	54,353,317	38,325,127

Production – average per day:
Oil and condensate (Bbls)	2,921	3,327	3,264	2,961
Natural gas (Mcf)	116,644	107,029	125,129	94,072
Natural gas liquids (C3+) (Bbls)	5,416	4,475	5,756	3,818
Ethane (Bbls)	4,603	2,636	3,308	940

Total (Mcfe)[a]	194,286	169,658	199,096	140,385

Average price per unit:
Realized crude oil price per Bbl – as reported	$40.01	$90.00	$43.04	$93.28
9Realized impact from cash settled derivatives per Bbl	10.02	(0.64)	9.88	(2.01)

Net realized price per Bbl	$50.03	$89.36	$52.92	$91.28

Realized natural gas price per Mcf – as reported	$1.74	$2.53	$1.99	$3.79
Realized impact from cash settled derivatives per Mcf	0.83	0.28	0.68	(0.06)

Net realized price per Mcf	$2.57	$2.81	$2.67	$3.73

Realized natural gas liquids (C3+) price per Bbl – as reported	$10.17	$46.49	$15.83	$50.74
Realized impact from cash settled derivatives per Bbl	6.82	0.96	4.42	(1.00)

Net realized price per Bbl	$16.99	$47.45	$20.25	$49.74

Realized ethane price per Bbl – as reported	$7.22	$7.76	$6.82	$7.67
Realized impact from cash settled derivatives per Bbl	0.11	—	0.19	—

Net realized price per Bbl	$7.33	$7.76	$7.01	$7.67

LOE/Mcfe	$1.71	$1.77	$1.66	$1.81
Cash G&A/Mcfe	$0.31	$0.50	$0.34	$0.60

[1]	Oil and natural gas liquids are converted at the rate of one barrel of oil equivalent to six Mcfe.

REX ENERGY CORPORATION

COMMODITY DERIVATIVES – HEDGE POSITION AS OF 11/9/2015

	2015		2016
Oil Derivatives (Bbls)
Collar Contracts
Volume	50,000		60,000
Ceiling	$63.15		$63.81
Floor	$52.90		$53.75
Collar Contracts with Short Puts
Volume	100,000		45,000
Ceiling	$72.50		$70.00
Floor	$65.00		$65.00
Short Put	$50.00		$50.00
Put Spread Contracts
Volume	—		120,000
Floor	$—		$65.00
Short Put	$—		$50.00
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	3,500,000	(1)	13,200,000	(2)
Price	$3.82		$3.63
Swaption Contracts
Volume	200,000		1,200,000
Price	$3.50		$3.15
Put Spread
Volume	—		2,100,000
Floor	$—		$3.00
Short Put	$—		$2.25
Collar Contracts
Volume	—		3,900,000
Ceiling	$—		$3.32
Floor	$—		$2.82
Collar Contracts with Short Puts
Volume	2,000,000		19,170,000
Ceiling	$4.35		$3.99
Floor	$3.59		$3.22
Short Put	$2.90		$2.51
Call Contracts
Volume	400,000		—
Ceiling	$4.40		$—
Natural Gas Liquids (Bbls)
Swap Contracts
Propane (C3)
Volume	166,000		639,000
Price	$26.04		$23.10
Butane (C4)
Volume	24,000		108,000
Price	$28.90		30.62
Isobutane (IC4)
Volume	11,000		60,000
Price	$29.57		$30.70
Natural Gasoline (C5+)
Volume	57,000		324,000
Price	$50.78		$52.79
Ethane
Volume	68,300		240,000
Price	$8.40		$8.82
Natural Gas Basis (Mcf)
Swap Contracts
Dominion Appalachia(3)
Volume	1,320,000		16,630,000
Price	$(0.83)		$(0.94)

(1)	Includes 1.3 Bcf of enhanced swaps
(2)	Includes 3.6 Bcf of enhanced swaps
(3)	Financial derivatives only

APPENDIX

REX ENERGY CORPORATION

NON-GAAP MEASURES

EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, DD&A, unrealized losses from financial derivatives, non-recurring gains and losses, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives and gains on asset dispositions, added to net income. EBITDAX, as defined above, is used as a financial measure by our management team and by other users of its financial statements, such as our commercial bank lenders to analyze such things as:

•	Our operating performance and return on capital in comparison to those of other companies in our industry, without regard to financial or capital structure;

•	The financial performance of our assets and valuation of the entity without regard to financing methods, capital structure or historical cost basis;

•	Our ability to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) (the most directly comparable GAAP financial measure) in measuring our performance, nor should it be used as an exclusive measure of cash flows, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in our consolidated statements of cash flows.

We have reported EBITDAX because it is a financial measure used by our existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in our computations of EBITDAX. While we have disclosed EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

We believe that EBITDAX assists our lenders and investors in comparing our performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because we may borrow money to finance our operations, interest expense is a necessary element of our costs. In addition, because we use capital assets, DD&A are also necessary elements of our costs. Finally, we are required to pay federal and state taxes, which are necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, we believe it is important to consider both net income determined under GAAP and EBITDAX to evaluate our performance.

For purposes of consistency with current calculations, we have revised certain amounts relating to prior period EBITDAX. The following table presents a reconciliation of our net income to EBITDAX for each of the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Income (Loss) From Continuing Operations	$(129,293)	$5,619	$(301,145)	$22,019

Gain on Derivatives, Net	(28,649)	(12,316)	(45,487)	(2,315)
Cash Settlement of Derivatives	15,082	3,002	40,102	(3,331)

Less Gain from Financial Derivatives	(13,567)	(9,314)	(5,385)	(5,646)

Add Back Non-Recurring Costs[1]	—	—	4,774	—
Add Back Depletion, Depreciation, Amortization and Accretion	27,124	26,375	82,788	66,454
Add Back (Less) Non-Cash Compensation Expense (Income)	(83)	1,521	4,834	4,245
Add Back Interest Expense	11,886	10,946	36,097	25,236
Add Back Impairment Expense	139,810	—	264,677	41
Add Back Exploration Expenses	807	1,462	2,242	4,890
Add Back (Less) Loss (Gain) on Disposal of Assets	(230)	174	(465)	468
Add Back (Less) Income Tax Expense (Benefit)	(20,037)	4,069	(20,653)	13,839
Add Back Non-Cash Portion of Equity Method Investment	—	201	406	603

EBITDAX From Continuing Operations	$16,417	$41,053	$68,170	$132,149
Income From Discontinued Operations, Net of Income Taxes	34,617	970	38,149	3,963
Net (Income) Loss Attributable to Noncontrolling Interests	1	(895)	(2,245)	(3,340)

Income From Discontinued Operations Attributable to Rex Energy	34,618	75	35,904	623
Add Back Depletion, Depreciation, Amortization and Accretion	2	989	78	2,560
Add Back Interest Expense	56	134	487	482
Less Gain on Disposal of Assets[2]	(57,013)	(91)	(57,055)	(84)
Less Non-Cash Portion of Noncontrolling Interests	(23)	(410)	(209)	(1,184)
Add Back Income Tax Expense	22,452	400	23,310	754

Add EBITDAX From Discontinued Operations	$92	$1,097	$2,515	$3,151
EBITDAX (Non-GAAP)	$16,509	$42,150	$70,685	$135,300

[1]	Non-Recurring costs for the nine months ended September 30, 2015 are due to net fees incurred to terminate two drilling rig contracts earlier than their original term.
[2]	Gain on disposal included in EBITDAX from Discontinued Operations for the three and nine months ended September 30, 2015, includes approximately $57.0 million in gains recognized on the sale of Water Solutions Holdings, LLC.

Adjusted Net Income

“Adjusted Net Income” means, for any period, the sum of net income (loss) from continuing operations before income taxes for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: unrealized losses from financial derivatives, non-cash compensation expense, dry hole expenses, disposals of assets, impairment and other one-time or non-recurring charges, minus all gains from unrealized financial derivatives, disposal of assets and deferred income tax benefits, added to net income. Adjusted Net Income is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Adjusted Net Income is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy reports Adjusted Net Income because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Adjusted Net Income as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Adjusted Net Income.

The following table presents a reconciliation of Rex Energy’s net income from continuing operations to its adjusted net income for each of the periods presented ($ in thousands):

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Income (Loss) From Continuing Operations Before Income Taxes, as reported	$(149,330)	$9,688	$(321,798)	$35,858
(Gain) on Derivatives, Net	(28,649)	(12,316)	(45,487)	(2,315)
Cash Settlement of Derivatives	15,082	3,002	40,102	(3,331)

Less Gains from Financial Derivatives	(13,567)	(9,314)	(5,385)	(5,646)

Add Back Non-Recurring Costs[1]	—	—	4,774	—
Add Back Impairment Expense	139,810	—	264,677	41
Add Back Dry Hole Expense	179	159	468	311
Add Back (Less) Non-Cash Compensation Expense (Income)	(83)	1,521	4,834	4,245
Add Back (Less) (Gain) Loss on Disposal of Assets	(230)	174	(465)	468

Income (Loss) Before Income Taxes, adjusted	$(23,221)	$2,228	$(52,895)	$35,277
Less Income Tax (Expense) Benefit, adjusted[2]	9,288	(891)	21,158	(14,111)

Adjusted Net Income (Loss)	$(13,933)	$1,337	$(31,737)	$21,166

Basic – Adjusted Net Income (Loss) Per Share	$(0.26)	$0.03	$(0.59)	$0.40

Basic – Weighted Average Shares of Common Stock Outstanding

[1]	Non-Recurring costs for the nine months ended September 30, 2015 are due to net fees incurred to terminate to drilling rig contracts earlier than their original term
[2]	Assumes an effective tax rate of 40%

Cash General and Administrative Expenses

Cash General and Administrative Expenses (Cash G&A) is the difference between GAAP G&A and non-Cash G&A, which is primarily comprised of non-cash compensation expense. Rex Energy has reported Cash G&A because it believes that this measure is commonly reported and widely used by management and investors as an indicator of overhead efficiency without regard to non-cash expenditures, such as stock compensation. Cash G&A is not a calculation based on GAAP financial measures and should not be considered as an alternative to GAAP G&A in measuring the company’s performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Cash G&A as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both Cash G&A and GAAP G&A. The following table presents a reconciliation of Rex Energy’s GAAP G&A to its Cash G&A for each of the periods presented (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP G&A	$5,376	$9,288	$23,507	$27,179
Non-Cash Compensation Expense	83	(1,521)	(4,834)	(4,245)

Cash G&A	$5,459	$7,767	$18,673	$22,934